Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 7th day of September, 2005, by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and DENNIS B. MULLEN (the “Executive”).

RECITAL

WHEREAS, the Company, for itself and its wholly owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), desires to establish the right to the services of the Executive in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

AGREEMENT

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. The Company, through RRI, hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The term of the Executive’s employment hereunder shall be deemed to have commenced on August 11, 2005 (the “Effective Date”), and shall continue through and including December 31, 2008, subject to earlier termination or renewal as provided herein (such term being referred to herein as the “Employment Period”). RRI shall be the “employer” for tax, legal reporting, payroll processing and similar purposes.

2. Position and Duties.

(a) During the Employment Period, the Executive shall be the Chairman and Chief Executive Officer of the Company, with such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the “Board”) consistent with his position as Chairman and Chief Executive Officer of the Company.

(b) During the Employment Period, the Executive shall devote substantially all of his skill, knowledge and working time to the business and affairs of the Company and its subsidiaries; provided, however, that the Executive may continue to serve in his current position as Chairman of the Janus Funds. The Executive shall perform his services primarily at the Company’s headquarters in Denver, Colorado. The Executive shall use his best efforts to carry out his responsibilities under this Agreement faithfully and efficiently.

(c) In his position as Chairman and Chief Executive Officer, the Executive shall, subject to the oversight of the Board and the “Authorization Limits” established from time to time by the Board, have full authority and responsibility to manage the operation of the Company’s restaurants and franchise system, including the hiring and discharge of employees of the Company and its subsidiaries, closing, selling, developing and opening restaurants as contemplated by the annual budget approved by the Board (the “Annual Plan”), establishing and administering the Company’s marketing plan, making improvements in and refurbishing the Company’s restaurants consistent with the capital expenditure budget in the Annual Plan, administering and managing the day-to-day operation of the restaurants, granting new franchises and administering and managing the franchise operations consistent with the Annual Plan; provided that without the approval of the Board, the Executive shall not take any major action not contemplated by or consistent with the Annual Plan and the Authority Limits.

3. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive from the Company an annual base salary (“Annual Base Salary”) at the rate of $625,000, payable in accordance with the Company’s and RRI’s normal payroll policy. The Executive’s Annual Base Salary shall be subject to review by the Board of Directors in January 2006 and annually thereafter during the remainder of the Employment Term; provided, however, that the Executive’s Annual Base Salary may not be reduced below $625,000.

(b) Signing Bonus. The Executive shall be entitled to a one time signing bonus in the amount of $120,000, which the Company or RRI shall pay to the Executive within five (5) business days after the execution of the Agreement.

(c) Annual Incentive Compensation. In addition to the Annual Base Salary, the Executive shall be eligible to receive a cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan and as approved by the compensation committee of the Board. For fiscal 2005, the Executive shall be eligible to receive a cash bonus in accordance with the terms set forth on Exhibit A attached hereto

(d) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI to the same extent as other senior executive employees, and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company and RRI for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses (collectively referred to herein as “Expense Policies”).

(f) Commuting Expenses. During the Employment Period, the Company and RRI shall pay or reimburse the Executive for travel expenses actually incurred by the Executive in commuting between Arizona and Denver, Colorado; provided that the Executive complies with the Expense Policies, and provided further that such expenses shall be subject to review for reasonableness at least quarterly by the chairman of the compensation committee of the Board.

(g) Air Travel. The Executive may fly on charter or private aircraft to commute from Arizona to Denver, Colorado and otherwise for appropriate business use, subject in each case to the Executive’s compliance with the Expense Policies and the Company’s policy for non-commercial air travel as established by the Board.

(h) Automobile Allowance. During the Employment Period, the Executive shall be paid a car allowance in the gross amount of $1,000 per month.

(i) Housing. During the Employment Period, the Company or RRI shall provide the Executive with the use of a furnished apartment or other comparable housing in Denver, Colorado.

(j) Options. Effective as of August 25, 2005, the Company granted to the Executive a nonqualified stock option (the “Option”) to purchase One Hundred Thousand (100,000) shares of Common Stock of the Company at $45.79 per share, representing the last price furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ National Market Reporting System on such date. The Option was granted under the Company’s 2004 Performance Incentive Plan, and otherwise on the terms and conditions set forth in the award agreement between the Company and the Executive.

(k) The Company reserves the right to modify, suspend or discontinue any and all of the above-referenced employee benefit plans, practices, policies and programs at any time without recourse by the Executive so long as such action is taken with respect to senior executives generally and does not single out the Executive.

4. Termination.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(b) Cause. The Company may terminate the Executive’s employment at any time for Cause.

(c) Other than Cause or Death or Disability. The Company may terminate the Executive’s employment at any time without Cause by delivery of not less than thirty (30) days’ advance written notice to the Executive of the effective date of termination.

(d) Expiration of Stated Term. Unless earlier terminated pursuant to the preceding subparagraphs of this Section 4, the Executive’s employment shall otherwise terminate automatically upon the expiration of the stated term of this Agreement (as such term may be extended or reduced pursuant to Section 5 below).

(e) Obligations of the Company Upon Termination.

(i) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s Death or Disability, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (A) payment of the sum of (1) the Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid, and (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (B) payment on the next bonus payment date immediately following the effective date of termination of a pro rata share (determined on the basis of the number of days during which the Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise be payable pursuant to Section 3(c) hereof had the Executive continued to be employed by the Company on such bonus payment date; and (C) payment to the Executive or his estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare benefit plans.

(ii) Cause. If the Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than for the timely payment of Accrued Obligations through the date of termination. If it is subsequently determined that the Company did not have Cause for termination pursuant to Section 4(b) hereof, then the Company’s decision to terminate shall be deemed to have been made under Section 4 (c) hereof, and the amounts payable under Section 4(e)(iii) hereof shall be the only amounts the Executive may receive on account of his termination.

(iii) Other than Cause or Death or Disability. If, prior to the expiration of the stated term of this Agreement (as such term may be extended or reduced pursuant to Section 5 below), the Company terminates the Executive’s employment for any reason other than for Cause or other than by reason of the Executive’s Death or Disability, this Agreement shall terminate without further obligations to the Executive other than:

(A) if such termination is effective before August 31, 2007: (1) the timely payment of Accrued Obligations through the effective date of termination; (2) continued payment for a period of six months following the effective date of termination of the Executive’s Annual Base Salary as in effect immediately prior to the date of termination (such payments to be made in accordance with the Company’s normal payroll practices); (3) on the next bonus payment date immediately following the effective date of termination, payment of the greater of 50% or a pro rata share (determined on the basis of the number of days during which the Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise be payable pursuant to Section 3(c) hereof had the Executive continued to be employed by the Company on such bonus payment date, subject in each case of the benefits in clauses (1), (2) and (3) to standard withholdings and other authorized deductions; and (4) payment (or reimbursement to the Executive) of the cost of continuing coverage for the Executive and his spouse under the Company’s and RRI’s then existing medical, dental and prescription insurance plans for a period of six (6) months following the effective date of termination (provided that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided under this clause (4) may be made secondary to those provided under such other plan);

(B) if such termination becomes effective on or after August 31, 2007: (1) the timely payment of Accrued Obligations through the effective date of termination; (2) continued payment for what would have otherwise been the remainder of the then-existing employment term and any then-effective renewal term (as determined pursuant to Section 5 hereof) of the Executive’s Annual Base Salary as in effect immediately prior to the date of termination (such payments to be made in accordance with the Company’s normal payroll practices); (3) on the next bonus payment date immediately following the effective date of termination, payment of a pro rata share (determined on the basis of the number of days during which the Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise be payable pursuant to Section 3(c) hereof had the Executive continued to be employed by the Company on such bonus payment date, subject in each case of the benefits in clauses (1), (2) and (3) to standard withholdings and other authorized deductions; and (4) payment (or reimbursement to the Executive) of the cost of continuing coverage for the Executive and his spouse under the Company’s and RRI’s then existing medical, dental and prescription insurance plans for what would have otherwise been the remainder of the then-existing employment term and any then-effective renewal term as determined pursuant to Section 5 hereof (provided that during any period when the Executive is eligible to receive such benefits under another employer-

provided plan, the benefits provided under this clause (4) may be made secondary to those provided under such other plan);

provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(e)(iii) (other than payment of the Accrued Obligations, the Executive shall first execute and deliver to the Company and RRI a general release agreement substantially in the form attached hereto as Exhibit B, and all rights of the Executive thereunder or under applicable law to rescind or revoke the release shall have expired.

(iv) Expiration of Stated Term. In the event that the Executive’s employment is otherwise terminated by reason of the expiration of the term of this Agreement (as such term may be extended or reduced pursuant to Section 5 below), the Company shall have no further obligations to the Executive other than for (A) the timely payment of Accrued Obligations through the date of termination; (B) payment on the next bonus payment date immediately following the effective date of termination of a pro rata share (determined on the basis of the number of days during which the Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the bonus that would otherwise be payable pursuant to Section 3(c) hereof had the Executive continued to be employed by the Company on such bonus payment date; and (C) payment to the Executive of any amounts due pursuant to the terms of any applicable welfare benefit plans.

(v) Exclusive Remedy. The Executive agrees that the payments contemplated by this Section 4(e) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 4(e)(v) shall prevent the Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate the Executive’s employment hereunder for Cause.

(f) Survival of Certain Obligations Following Termination. Notwithstanding any other provision contained in this Agreement, the provisions in Sections 6 through 19 of this Agreement shall survive any termination of the Executive’s employment hereunder (but shall be subject to the Executive’s right to receive the payments and benefits provided under this Section 4).

5. Stated Term; Renewal.

(a) Subject to earlier termination pursuant to Section 4 above or modification pursuant to this Section 5, the term of this Agreement shall be deemed to have commenced as of the Effective Date and shall continue through December 31, 2008. Notwithstanding the foregoing sentence, at anytime on or after February 28, 2007, either the Company or the Executive may, by delivery of written notice to the other party, elect to have the term of this

Agreement expire as of any date which is not less than six months from the date such notice is delivered to the other party.

(b) Subject to earlier termination pursuant to Section 4 above or the preceding subparagraph (a) of this Section 5, effective upon December 31, 2008 and each six-month anniversary date thereafter, the term of this Agreement shall be automatically renewed for an additional six (6) month period unless one party or the other gives notice, in writing, at least sixty (60) days prior to such date (or anniversary date, as the case may be) of their desire to terminate the Agreement or modify its terms.

6. Confidential Information. The Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by the Executive while he was employed or associated with the Company or RRI or, if acquired following the termination of such association, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and the Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with his association with the Company or RRI, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of such association.

7. Covenant Not to Compete. The Executive agrees that, for the period commencing on the Effective Date and ending on the second anniversary of the date of termination of employment, including due to expiration of the Employment Period (the “Restrictive Period”), the Executive shall not, in the Territory (hereinafter defined), directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the casual dining restaurant business (a “Competitive Activity”). In making its judgment as to whether any business is engaged in a Competitive Activity, the Board shall act in good faith, and shall first provide the Executive with a reasonable opportunity to present such information as the Executive may desire for the Board’s consideration. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the NASD National Market (a “Public Company”). “Territory” means North America and the territories of the United States in the Caribbean, including Puerto Rico.

8. No Interference. During the Restrictive Period, the Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (i) induce or attempt to induce any employee of the Company or RRI at the level of assistant store manager or higher to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof, (ii) hire any Person who was an employee of the Company or RRI at the level of assistant store manager or higher within twelve months after such Person’s employment with the Company or RRI was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI.

9. Return of Documents. In the event of the termination of the Executive’s employment for any reason, the Executive shall deliver to the Company all of (i) the property of the Company or any of its subsidiaries, and (ii) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

10. Reasonableness of Restrictions. The Executive agrees that the covenants set forth in Sections 6, 7, 8 and 9 are reasonable with respect to their duration, geographical area and scope. In the event that any of the provisions of Sections 6, 7, 8, and 9 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

11. Injunctive Relief. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

12. Extension of Restricted Periods. In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained herein.

13. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Cause” means with respect to the termination by the Company of the Executive as an employee of the Company:

(i) the Executive’s continual or deliberate neglect in the performance of his material duties;

(ii) the Executive’s failure to devote substantially all of his working time to the business of the Company and its subsidiaries (other than as expressly permitted in this Agreement);

(iii) the Executive’s willful failure to follow the lawful directives of the Board in any material respect;

(iv) the Executive’s engaging willfully in misconduct in connection with the performance of any of his duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;

(v) the violation by the Executive, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries;

(vi) the Executive’s breach of the material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by the Executive with the Company or any of its subsidiaries or other active disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or

(vii) the Executive’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude, or sexual harassment.

“Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

“Incapacity” as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of the Executive.

14. Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation

Services, Inc., (“JAMS”) or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

15. Governing Law. This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.

16. Taxes. The Company and RRI may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

17. Entire Agreement. This Agreement (including Exhibits) constitutes and contains the entire agreement and final understanding concerning the Executive’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board of Directors of the Company (or a person expressly authorized thereby) and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Miscellaneous.

(a) Binding Effect. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs,

successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

(b) Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

(i)	If to the Company, to:

Red Robin Gourmet Burgers, Inc.

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

Attention: Board of Directors, Lead Director and General Counsel

Facsimile No.: 303-846-6048

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Thomas J. Leary

Facsimile No.: 949-823-6994

(ii)	If to the Executive, to:

Dennis B. Mullen

c/o Red Robin Gourmet Burgers, Inc.

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, CO 80111

E-mail: dmullen@redrobin.com

with a copy to:

Roger C. Cohen, Esq.

Ballard Spahr Andrews & Ingersoll, LLP

Seventeenth Street Plaza Building, 1225 17th Street

Suite 2300

Denver, Colorado 80202-5596

Facisimile No.: 303-296-3956

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

(c) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e) Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(f) Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Edward T. Harvey
Edward T. Harvey
Lead Director

EXECUTIVE

/s/ Dennis B. Mullen
Dennis B. Mullen

S-1

EXHIBIT A

Incentive Bonus for Fiscal 2005

The Executive’s bonus opportunity for fiscal 2005 shall be a percentage of the base salary actually paid to the Executive in fiscal 2005 as follows:

Minimum	Target	Maximum
45%	90%	135%

For fiscal 2005, the Executive’s bonus opportunity shall be determined based on the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) for such fiscal year before pre-opening expenses and before any accounting charges for stock options, but after accrual of all bonuses to be earned and paid to the Company’s executives and employees (“Adjusted EBITDA”). For this purpose, Adjusted EBITDA shall be calculated in accordance with generally accepted accounting principles, consistent with their application in the Company’s 2005 annual budget (as previously approved by the Board), but subject to such further adjustments as the compensation committee of the Board may reasonably determine and apply to determine annual bonuses for the Company’s senior executives generally. Subject to any such further adjustment, the Adjusted EBITDA levels required to achieve the “minimum,” “target” and “maximum” bonus opportunities shall be as previously established by the compensation committee of the Board for purposes of the 2005 bonus plan for senior executives of the Company.

For fiscal 2005, the Executive shall be entitled to receive 75% of the total bonus opportunity based solely on the Company’s achievement of the Adjusted EBITDA levels as established by the compensation committee of the Board for purposes of the 2005 bonus plan for senior executives of the Company. All or any portion of the remaining 25% of the total bonus opportunity for fiscal 2005 shall be payable to the Executive in the sole discretion of the compensation committee of the Board based on such committee’s assessment of the Executive’s achievement of certain personal goals established by the committee.

The total bonus payable to the Executive with respect to fiscal 2005, as determined pursuant to the foregoing provisions, shall be determined on the basis of the amount of base salary actually paid to the Executive during fiscal 2005, exclusive of his signing bonus and any other benefits.

A-1

EXHIBIT B

STRICTLY CONFIDENTIAL

GENERAL RELEASE

1.	Definitions.

I intend all words used by this Release to have their plain meanings in ordinary English. These terms shall have the following meanings:

A.	I, me, my and Releasor mean me and anyone who has or obtains any legal rights or claims through me.

B.	Employer means: (i) Red Robin Gourmet Burgers, Inc. and Red Robin International, Inc. (collectively, the “Company”), (ii) any company related to the Company in the past or present, (iii) the past and present officers, directors, employees, shareholders, attorneys, agents and representatives of the Company, (iv) any present or past employee benefit plan sponsored by the Company and/or officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan, (v) and any person who acted on behalf of the Company on instruction from the Company.

C.	Employment Agreement means that certain Employment Agreement dated as of September 7, 2005, between me and the Company.

D.	My claims means all of my rights to any relief of any kind from the Employer, including but not limited to:

1.	All claims I now have, whether or not I now know about such claims, including all claims arising out of or relating to my past employment with Employer, the termination of that employment or statements or actions of the Employer including, but not limited to: breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Family and Medical Leave Act; the National Labor Relations Act; The Americans with Disabilities Act; COBRA; ERISA; the anti-discrimination laws of the state in which I reside and of any other state; the Wage Claim Act or corresponding statute of the state in which I reside; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law;

2.

All claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including, but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages for any alleged breach of contract, any tort claim and any alleged personal injury or emotional injury or damage; and

3.	All claims for attorneys’ fees;

but excluding my rights to receive payments and benefits pursuant to Section 4(e)(iii) of my Employment Agreement.

2.	Agreement to Release My Claims.

In exchange for my right to receive payments and other benefits under Section 4(e)(iii) of my Employment Agreement, I agree to give up all My Claims against the Employer and give up all other actions, causes of action, claims or administrative complaints that I have against the Employer. I will not bring any lawsuits or administrative claims against the Employer relating to the claims that I have released nor will I allow any lawsuits or claims to be brought or continued on my behalf or in my name. The money and other consideration I receive pursuant to Section 4(e)(iii) of my Employment Agreement is a full and fair payment for the release of My Claims and the Employer does not owe me anything further for My Claims. Separate from this agreement, I will also receive any compensation due me for the last pay period during which I was an employee of Employer and compensation for earned vacation pay. My rights to receive the other payments and benefits due under Section 4(e)(iii) of my Employment Agreement shall be effective only after receipt by the Employer of this Release, signed by me and properly notarized, and after the expiration of the seven (7) day revocation period mentioned in Section 5, below. I understand that I will not receive any payments due me under Section 4(e)(iii) of my Employment Agreement (other than payment of the Accrued Obligations under clause (a)(i) thereof) if I revoke or rescind this Release, and in any event, until after the seven (7) day revocation period has expired.

I further agree to:

A.	Reimburse the Employer for any cost; loss; expense, including reasonable attorneys’ fees; awards or judgments resulting from my failure to perform my obligations under this Release or under my Employment Agreement or from any misstatement or omission I have made in this Release; and

B.	Indemnify, defend and save harmless the Employer from any costs, liability or expense, including reasonable attorneys’ fees, arising from the taxation, if any, of any amounts received by me pursuant to this Release, including but not limited to any penalties or administrative expenses.

3.	Additional Agreement and Understandings.

Even though the Employer will pay me to settle and release My Claims, the Employer does not admit that it is legally obligated to me, and the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper conduct or wrongdoing against me.

I have read this Release carefully and understand its terms. I am hereby being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney. In agreeing to sign this Release, I have not relied on any statement or explanation of my rights or obligations made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making. I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims accrued and date of my signature below. I am legally able and entitled to receive the entire sum of money being paid to me by the Employer in settlement of My Claims. I have not assigned or pledged any of My Claims or any portion of them to any third person. I am a resident of the State of                      and have executed this Release within the State of                     . I understand and agree that this Release contains all the agreements between the Employer and me relating to this settlement, and that it supersedes all prior negotiations and agreements relating to the subject matter hereof.

4.	Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I cannot make up my mind in that time, the Employer may or may not allow more time. I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so.

5.	Seven Day Period to Rescind the Release.

I understand that I may rescind (that is, cancel) this Release for any reason within seven (7) calendar days after I sign and deliver it to the Employer. I understand that my notice rescinding this agreement must be in writing and hand-delivered or mailed to the Employer. If mailed, my notice rescinding this agreement must be:

A.	Postmarked within seven (7) days after I sign and deliver this agreement to the Employer;

B.	Properly addressed to:	Red Robin Gourmet Burgers, Inc. Red Robin International, Inc. 6312 South Fiddler’s Green Circle, Suite 200 North Greenwood Village, CO 80111 Attention: Vice President Human Resources

and

C.	Sent by certified mail, return receipt requested, postage pre-paid.

6.	Confidentiality.

I understand that part of the consideration paid to me by the Employer is in consideration for my agreement to keep the fact of this Release and its terms strictly confidential, except as required by law. I may not discuss, disclose or reveal, directly or indirectly, the fact of this Release or its terms or conditions to any person, corporation, or other entity, other than to my accountant, legal advisor and members of my immediate family who (prior to disclosure to them) shall likewise agree in writing to maintain the confidentiality of this Release. Neither may I provide any information, assistance or encouragement of any kind to any person firm or corporation concerning the investigation or prosecution of any claim against the Employer, except pursuant to EEOC requirements or court order. If I violate the terms of this Section 6, I shall be liable to the Employer for the return of all payments made pursuant to Section 4(e)(iii) of my Employment Agreement (other than payment of the Accrued Obligations thereunder and for the Employer’s costs and attorneys’ fees in any action brought to enforce the provisions of this Section 6. The parties agree that fixing the amount of damages caused by my breach of this Section 6 would be difficult or impossible to ascertain, that the amount for which I would become liable to Employer upon my breach of my obligations under this Section 6 is a fair and reasonable estimate of the damages that Employer may sustain as a result of my breach. On that basis, the amount I have agreed to pay to Employer upon my breach of my obligations under this Section 6 shall be payable as liquidated damages for my breach and not as a penalty.

7.	Non-Disparagement.

I agree that I will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

8.	Survival of Certain Provisions of Employment Agreement.

Section 6 through Section 19 of the Employment Agreement shall survive the termination of my employment are incorporated herein by reference as if fully set forth.

9.	Choice of Law.

This Release shall be deemed to have been executed and delivered within the State of Colorado, and my rights and obligations and the rights and obligations of the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

10.	Arbitration.

Any dispute or controversy arising out of interpretation or enforcement of this Release shall be resolved pursuant to the terms set forth in Section 14 of the Employment Agreement.

11.	Severability.

If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Release shall be construed and enforced as if such invalid provisions never had been inserted in the Release.

RELEASOR

Dennis B. Mullen
Date:

STATE OF                                      )

COUNTY OF                                 ) ss:

Subscribed and sworn to me a Notary Public in and for the state of                                  by                                                   this                          day of                     , 200    .

Notary Public in and for the State of
My commission expires:

ACCEPTED FOR EMPLOYER:

RED ROBIN GOURMET BURGERS, INC.
RED ROBIN INTERNATIONAL, INC.

By:

Title:

Date: